Exhibit 3.1

ARTICLES OF AMENDMENT

OF

THE RESTATED ARTICLES OF INCORPORATION

OF

PENN VIRGINIA CORPORATION

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is Penn Virginia Corporation.

2.	The text of the amendment is as follows:

The first paragraph of Article 6 of the Company’s Restated Articles of Incorporation is amended to read in its entirety as follows:

ARTICLE 6.	The aggregate number of shares which the corporation has authority to issue is 228,100,000 shares, divided into two classes consisting of 100,000 shares of Preferred Stock of the par value of $100 per share (hereinafter called “Preferred Stock”) and 228,000,000 shares of Common Stock of the par value of $0.01 per share (hereinafter called “Common Stock”).

3.	The foregoing amendment was adopted on May 13, 2015.

4.	The amendment was proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia and:

a.	The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment were:

Designation	Number of outstanding shares	Number of votes
Common Stock	71,581,690	71,581,690

b.	The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment was:

Voting group	Total votes FOR	Total votes AGAINST
Common Stock	48,022,056	7,996,440

c.	The number cast for the amendment by each voting group was sufficient for approval by that voting group.

Executed in the name of the corporation by:

/S/ NANCY M. SNYDER
Nancy M. Snyder
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

May 13, 2015

SCC Corporate ID No.: 0016971-4